KPMG Peat Marwick LLP

6565 Pan American Parkway, NE-#700 Telephone 505 884 3939   Telefax 505 884 8348
Post Office Box 3939
Albuquerque, NM 87190




March 29, 1996


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Southwest Capital Corporation, and, under the date of March 14, 1995, we reported on the financial statements of Southwest Capital Corporation as of an for the years ended December 31, 1994 and 1993. On March 15, 1996, we resigned. We have read Southwest Capital Corporation's statements included under Item 4 of its Form 8-K/A dated March 22, 1996, an we agree with such statements.

Very truly yours

KPMG Peat Marwick LLP

KPMG Peat Marwick LLP